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                                                                     EXHIBIT 11
                                                                     ----------

                                Bacou USA, Inc.

                Statement Re: Computation of Per Share Earnings
                -----------------------------------------------
                                  (Unaudited)
                                  -----------

                                            Six Months Ended               Three Months Ended
                                            ----------------               ------------------
                                                 June 30                         June 30
                                                 -------                         -------
                                           1995            1996            1995            1996
                                           ----            ----            ----            ----

Primary:
Weighted average shares outstanding      13,860,000      15,500,500      13,860,000      17,141,000
Net effect of dilutive stock
     options based on the treasury
     stock method using the average
     market price                                --          24,297              --          48,363
                                        -----------     -----------     -----------     -----------
     Total                               13,860,000      15,524,797      13,860,000      17,189,363
                                        ===========     ===========     ===========     ===========

Net income                              $ 7,876,980     $ 9,754,809     $ 4,371,932     $ 5,648,582
                                        ===========     ===========     ===========     ===========

Per share amount                        $      0.57     $      0.63     $      0.32     $      0.33
                                        ===========     ===========     ===========     ===========
Fully Diluted:
Weighted average shares outstanding      13,860,000      15,500,500      13,860,000      17,141,000

Net effect of dilutive stock
     options based on the treasury
     stock method using the period
     end market price                            --          30,027              --          58,361
                                        -----------     -----------     -----------     -----------
     Total                               13,860,000      15,530,527      13,860,000      17,199,361
                                        ===========     ===========     ===========     ===========

Net income                              $ 7,876,980     $ 9,754,809     $ 4,371,932     $ 5,648,582
                                        ===========     ===========     ===========     ===========

Per share amount                        $      0.57     $      0.63     $      0.32     $      0.33
                                        ===========     ===========     ===========     ===========




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